As filed with the Securities and Exchange Commission on August 8, 2013

Registration No. 333-32103

Registration No. 333-62200

Registration No. 333-151297

Registration No. 333-169700

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-32103

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-62200

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151297

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-169700

UNDER

THE SECURITIES ACT OF 1933

FISHER COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-0222175
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

140 Fourth Avenue N., Suite 500,

Seattle, Washington 98109

(206) 404-7000

(Address, including zip code, of Principal Executive Offices)

Fisher Companies Incentive Plan of 1995

Fisher Communications Incentive Plan of 2001

Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan

(Full title of the plans)

Christopher J. Bellavia Fisher Communications, Inc. 140 Fourth Avenue N., Suite 500, Seattle, Washington 98109 (206) 404-7000	Copy to: Morton A. Pierce, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 (212) 819-8200

(Name and address, including zip code, telephone number and area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated Filer ☒	Non-accelerated filer	Smaller reporting company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-32103 filed on July 25, 1997, registering 277,616 shares of common stock, par value $2.50 per share, of Fisher Communications, Inc. (the “Company”) reserved for issuance under the Fisher Companies Incentive Plan of 1995 (which share amount and par value relate to shares of the Company’s common stock prior to the 2-for-1 stock split effected by the Company on March 6, 1998);

•

Registration Statement No. 333-62200, filed on June 4, 2001, registering 600,000 shares of common stock, par value $1.25 per share (“Common Stock”), of the Company reserved for issuance under the Fisher Communications Incentive Plan of 2001;

•

Registration Statement No. 333-151297, filed on May 30, 2008, registering 300,000 shares of Common Stock reserved for issuance under the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan (the “2008 Incentive Plan”); and

•	Registration Statement No. 333-169700, filed on September 30, 2010, registering 300,000 shares of Common Stock reserved for issuance under the 2008 Incentive Plan.

On April 11, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sinclair Broadcast Group, Inc., a Maryland corporation (“Parent”), and Sinclair Television of Seattle, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On August 8, 2012, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock owned by Parent or Merger Sub, all of which were canceled, shares of Common Stock held by any subsidiaries of the Company or Parent (other than Merger Sub) and shares of Common Stock that were held by shareholders, if any, who were entitled to and had properly demanded dissenters’ rights in accordance with the Washington Business Corporation Act) was automatically converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to $41.00 per share.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 8th day of August, 2013.

FISHER COMMUNICATIONS, INC.

By:	/s/ David Bochenek
Name: David Bochenek Title: Vice President and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated below on the 8th day of August, 2013.

Signature	Title

/s/ David D. Smith David D. Smith	President and Director (Principal Executive Officer)

/s/ David B. Amy David B. Amy	Secretary and Director (Principal Financial Officer)

/s/ David Bochenek David Bochenek	Vice President and Chief Accounting Officer (Principal Accounting Officer)